                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D/A
                    Under the Securities Exchange Act of 1934

                                 URS Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, Par Value $0.01 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    903236107
                                 --------------
                                 (CUSIP Number)

                    EG&G Technical Services Holdings, L.L.C.
                              c/o The Carlyle Group
                  1001 Pennsylvania Avenue, NW, Suite 220 South
                           Washington, D.C. 20004-2505
                            Attn: Joseph E. Lipscomb
                               Phone: 202-347-2626

                                 with a copy to:

                                Latham & Watkins
                      555 Eleventh Street, N.W., Suite 1000
                             Washington, D.C. 20004
                          Attn: Daniel T. Lennon, Esq.
                               Phone: 202-637-2200

--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)


                               September 30, 2003
                               -------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. [_]

Note: Schedules filed in paper format shall include a signed original and five copies of this schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON:  TCG Holdings, L.L.C.

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 54-1686011
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    SOURCE OF FUNDS

          OO
--------------------------------------------------------------------------------
     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                         [_]
--------------------------------------------------------------------------------
     6    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                         7    SOLE VOTING POWER

                              0
NUMBER OF SHARES     -----------------------------------------------------------
 BENEFICIALLY            8    SHARED VOTING POWER
 OWNED BY EACH
REPORTING PERSON     -----------------------------------------------------------
     WITH                9    SOLE DISPOSITIVE POWER

                              0
                     -----------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [_]

--------------------------------------------------------------------------------
     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%
--------------------------------------------------------------------------------
     14   TYPE OF REPORTING PERSON*

          OO (Limited Liability Company)
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON:  TC Group, L.L.C.

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 54-1686957
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    SOURCE OF FUNDS

          OO
--------------------------------------------------------------------------------
     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                         [_]
--------------------------------------------------------------------------------
     6    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                         7    SOLE VOTING POWER

                              0
NUMBER OF SHARES     -----------------------------------------------------------
 BENEFICIALLY            8    SHARED VOTING POWER
 OWNED BY EACH
REPORTING PERSON     -----------------------------------------------------------
     WITH                9    SOLE DISPOSITIVE POWER

                              0
                     -----------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [_]

--------------------------------------------------------------------------------
     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%
--------------------------------------------------------------------------------
     14   TYPE OF REPORTING PERSON*

          0O (Limited Liability Company)
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON:  Carlyle Partners II, L.P.

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 51-0357731
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    SOURCE OF FUNDS

          OO
--------------------------------------------------------------------------------
     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                         [_]
--------------------------------------------------------------------------------
     6    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                         7    SOLE VOTING POWER

                              0
NUMBER OF SHARES     -----------------------------------------------------------
 BENEFICIALLY            8    SHARED VOTING POWER
 OWNED BY EACH
REPORTING PERSON     -----------------------------------------------------------
     WITH                9    SOLE DISPOSITIVE POWER

                              0
                     -----------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [_]

--------------------------------------------------------------------------------
     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%
--------------------------------------------------------------------------------
     14   TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON:  Carlyle SBC Partners II, L.P.

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 51-0369721
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    SOURCE OF FUNDS

          OO
--------------------------------------------------------------------------------
     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                         [_]
--------------------------------------------------------------------------------
     6    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                         7    SOLE VOTING POWER

                              0
NUMBER OF SHARES     -----------------------------------------------------------
 BENEFICIALLY            8    SHARED VOTING POWER
 OWNED BY EACH
REPORTING PERSON     -----------------------------------------------------------
     WITH                9    SOLE DISPOSITIVE POWER

                              0
                     -----------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [_]

--------------------------------------------------------------------------------
     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%
--------------------------------------------------------------------------------
     14   TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON:  State Board of Administration of Florida

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 52-2038314
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    SOURCE OF FUNDS

          OO
--------------------------------------------------------------------------------
     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                         [_]
--------------------------------------------------------------------------------
     6    CITIZENSHIP OR PLACE OF ORGANIZATION

          Instrumentality of the State of Florida
--------------------------------------------------------------------------------
                         7    SOLE VOTING POWER

                              0
NUMBER OF SHARES     -----------------------------------------------------------
 BENEFICIALLY            8    SHARED VOTING POWER
 OWNED BY EACH
REPORTING PERSON     -----------------------------------------------------------
     WITH                9    SOLE DISPOSITIVE POWER

                              0
                     -----------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [_]

--------------------------------------------------------------------------------
     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%
--------------------------------------------------------------------------------
     14   TYPE OF REPORTING PERSON*

          OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON:  Carlyle Investment Group, L.P.

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 51-0357730
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    SOURCE OF FUNDS

          OO
--------------------------------------------------------------------------------
     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                         [_]
--------------------------------------------------------------------------------
     6    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                         7    SOLE VOTING POWER

                              0
NUMBER OF SHARES     -----------------------------------------------------------
 BENEFICIALLY            8    SHARED VOTING POWER
 OWNED BY EACH
REPORTING PERSON     -----------------------------------------------------------
     WITH                9    SOLE DISPOSITIVE POWER

                              0
                     -----------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [_]

--------------------------------------------------------------------------------
     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%
--------------------------------------------------------------------------------
     14   TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON:  Carlyle International Partners II, L.P.

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 98-0153707
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    SOURCE OF FUNDS

          OO
--------------------------------------------------------------------------------
     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                         [_]
--------------------------------------------------------------------------------
     6    CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
--------------------------------------------------------------------------------
                         7    SOLE VOTING POWER

                              0
NUMBER OF SHARES     -----------------------------------------------------------
 BENEFICIALLY            8    SHARED VOTING POWER
 OWNED BY EACH
REPORTING PERSON     -----------------------------------------------------------
     WITH                9    SOLE DISPOSITIVE POWER

                              0
                     -----------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [_]

--------------------------------------------------------------------------------
     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%
--------------------------------------------------------------------------------
     14   TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON:  Carlyle International Partners III, L.P.

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 98-0153592
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    SOURCE OF FUNDS

          OO
--------------------------------------------------------------------------------
     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                         [_]
--------------------------------------------------------------------------------
     6    CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
--------------------------------------------------------------------------------
                         7    SOLE VOTING POWER

                              0
NUMBER OF SHARES     -----------------------------------------------------------
 BENEFICIALLY            8    SHARED VOTING POWER
 OWNED BY EACH
REPORTING PERSON     -----------------------------------------------------------
     WITH                9    SOLE DISPOSITIVE POWER

                              0
                     -----------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [_]

--------------------------------------------------------------------------------
     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%
--------------------------------------------------------------------------------
     14   TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON:  C/S International Partners

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 98-0160490
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    SOURCE OF FUNDS

          OO
--------------------------------------------------------------------------------
     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                         [_]
--------------------------------------------------------------------------------
     6    CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
--------------------------------------------------------------------------------
                         7    SOLE VOTING POWER

                              0
NUMBER OF SHARES     -----------------------------------------------------------
 BENEFICIALLY            8    SHARED VOTING POWER
 OWNED BY EACH
REPORTING PERSON     -----------------------------------------------------------
     WITH                9    SOLE DISPOSITIVE POWER

                              0
                     -----------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [_]

--------------------------------------------------------------------------------
     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%
--------------------------------------------------------------------------------
     14   TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON:  Carlyle-EG&G Partners, L.P.

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 51-0392269
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    SOURCE OF FUNDS

          OO
--------------------------------------------------------------------------------
     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                         [_]
--------------------------------------------------------------------------------
     6    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                         7    SOLE VOTING POWER

                              0
NUMBER OF SHARES     -----------------------------------------------------------
 BENEFICIALLY            8    SHARED VOTING POWER
 OWNED BY EACH
REPORTING PERSON     -----------------------------------------------------------
     WITH                9    SOLE DISPOSITIVE POWER

                              0
                     -----------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [_]

--------------------------------------------------------------------------------
     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%
--------------------------------------------------------------------------------
     14   TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON:  Carlyle-EG&G International Partners, L.P.

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 98-0216472
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    SOURCE OF FUNDS

          OO
--------------------------------------------------------------------------------
     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                         [_]
--------------------------------------------------------------------------------
     6    CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
--------------------------------------------------------------------------------
                         7    SOLE VOTING POWER

                              0
NUMBER OF SHARES     -----------------------------------------------------------
 BENEFICIALLY            8    SHARED VOTING POWER
 OWNED BY EACH
REPORTING PERSON     -----------------------------------------------------------
     WITH                9    SOLE DISPOSITIVE POWER

                              0
                     -----------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [_]

--------------------------------------------------------------------------------
     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%
--------------------------------------------------------------------------------
     14   TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON:  Carlyle High Yield Partners, L.P.

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 52-2175223
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    SOURCE OF FUNDS

          OO
--------------------------------------------------------------------------------
     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                         [_]
--------------------------------------------------------------------------------
     6    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                         7    SOLE VOTING POWER

                              0
NUMBER OF SHARES     -----------------------------------------------------------
 BENEFICIALLY            8    SHARED VOTING POWER
 OWNED BY EACH
REPORTING PERSON     -----------------------------------------------------------
     WITH                9    SOLE DISPOSITIVE POWER

                              0
                     -----------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [_]

--------------------------------------------------------------------------------
     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%
--------------------------------------------------------------------------------
     14   TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON:  Carlyle-EG&G Partners II, L.P.

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 52-2209567
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    SOURCE OF FUNDS

          OO
--------------------------------------------------------------------------------
     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                         [_]
--------------------------------------------------------------------------------
     6    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                         7    SOLE VOTING POWER

                              0
NUMBER OF SHARES     -----------------------------------------------------------
 BENEFICIALLY            8    SHARED VOTING POWER
 OWNED BY EACH
REPORTING PERSON     -----------------------------------------------------------
     WITH                9    SOLE DISPOSITIVE POWER

                              0
                     -----------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [_]

--------------------------------------------------------------------------------
     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%
--------------------------------------------------------------------------------
     14   TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON:  Carlyle-LLS Partners, L.P.

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 52-2057944
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    SOURCE OF FUNDS

          OO
--------------------------------------------------------------------------------
     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                         [_]
--------------------------------------------------------------------------------
     6    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                         7    SOLE VOTING POWER

                              0
NUMBER OF SHARES     -----------------------------------------------------------
 BENEFICIALLY            8    SHARED VOTING POWER
 OWNED BY EACH
REPORTING PERSON     -----------------------------------------------------------
     WITH                9    SOLE DISPOSITIVE POWER

                              0
                     -----------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [_]

--------------------------------------------------------------------------------
     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%
--------------------------------------------------------------------------------
     14   TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON:  Carlyle-LLS International Partners, L.P.

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 98-0181885
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    SOURCE OF FUNDS

          OO
--------------------------------------------------------------------------------
     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                         [_]
--------------------------------------------------------------------------------
     6    CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
--------------------------------------------------------------------------------
                         7    SOLE VOTING POWER

                              0
NUMBER OF SHARES     -----------------------------------------------------------
 BENEFICIALLY            8    SHARED VOTING POWER
 OWNED BY EACH
REPORTING PERSON     -----------------------------------------------------------
     WITH                9    SOLE DISPOSITIVE POWER

                              0
                     -----------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [_]

--------------------------------------------------------------------------------
     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%
--------------------------------------------------------------------------------
     14   TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON:  TCG High Yield, L.L.C

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 52-2175223
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    SOURCE OF FUNDS

          OO
--------------------------------------------------------------------------------
     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                         [_]
--------------------------------------------------------------------------------
     6    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                         7    SOLE VOTING POWER

                              0
NUMBER OF SHARES     -----------------------------------------------------------
 BENEFICIALLY            8    SHARED VOTING POWER
 OWNED BY EACH
REPORTING PERSON     -----------------------------------------------------------
     WITH                9    SOLE DISPOSITIVE POWER

                              0
                     -----------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [_]

--------------------------------------------------------------------------------
     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%
--------------------------------------------------------------------------------
     14   TYPE OF REPORTING PERSON*

          OO (Limited Liability Company)
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON:  TCG High Yield Holdings, L.L.C

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 51-0391278
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    SOURCE OF FUNDS

          OO
--------------------------------------------------------------------------------
     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                         [_]
--------------------------------------------------------------------------------
     6    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                         7    SOLE VOTING POWER

                              0
NUMBER OF SHARES     -----------------------------------------------------------
 BENEFICIALLY            8    SHARED VOTING POWER
 OWNED BY EACH
REPORTING PERSON     -----------------------------------------------------------
     WITH                9    SOLE DISPOSITIVE POWER

                              0
                     -----------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [_]

--------------------------------------------------------------------------------
     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%
--------------------------------------------------------------------------------
     14   TYPE OF REPORTING PERSON*

          OO (Limited Liability Company)
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON:  Carlyle Investment Management, L.L.C

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 52-1988385
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    SOURCE OF FUNDS

          OO
--------------------------------------------------------------------------------
     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                         [_]
--------------------------------------------------------------------------------
     6    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                         7    SOLE VOTING POWER

                              0
NUMBER OF SHARES     -----------------------------------------------------------
 BENEFICIALLY            8    SHARED VOTING POWER
 OWNED BY EACH
REPORTING PERSON     -----------------------------------------------------------
     WITH                9    SOLE DISPOSITIVE POWER

                              0
                     -----------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [_]

--------------------------------------------------------------------------------
     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%
--------------------------------------------------------------------------------
     14   TYPE OF REPORTING PERSON*

          OO (Limited Liability Company)
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON:  TC Group II, L.L.C

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 54-1686957
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    SOURCE OF FUNDS

          OO
--------------------------------------------------------------------------------
     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                         [_]
--------------------------------------------------------------------------------
     6    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                         7    SOLE VOTING POWER

                              0
NUMBER OF SHARES     -----------------------------------------------------------
 BENEFICIALLY            8    SHARED VOTING POWER
 OWNED BY EACH
REPORTING PERSON     -----------------------------------------------------------
     WITH                9    SOLE DISPOSITIVE POWER

                              0
                     -----------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [_]

--------------------------------------------------------------------------------
     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%
--------------------------------------------------------------------------------
     14   TYPE OF REPORTING PERSON*

          OO (Limited Liability Company)
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON:  EG&G Technical Services Holdings, L.L.C

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 03-0478046
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    SOURCE OF FUNDS

          OO
--------------------------------------------------------------------------------
     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                         [_]
--------------------------------------------------------------------------------
     6    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                         7    SOLE VOTING POWER

                              0
NUMBER OF SHARES     -----------------------------------------------------------
 BENEFICIALLY            8    SHARED VOTING POWER
 OWNED BY EACH
REPORTING PERSON     -----------------------------------------------------------
     WITH                9    SOLE DISPOSITIVE POWER

                              0
                     -----------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [_]

--------------------------------------------------------------------------------
     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%
--------------------------------------------------------------------------------
     14   TYPE OF REPORTING PERSON*

          OO (Limited Liability Company)
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON:  Carlyle-EG&G, L.L.C.

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 52-2183745
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    SOURCE OF FUNDS

          OO
--------------------------------------------------------------------------------
     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                         [_]
--------------------------------------------------------------------------------
     6    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                         7    SOLE VOTING POWER

                              0
NUMBER OF SHARES     -----------------------------------------------------------
 BENEFICIALLY            8    SHARED VOTING POWER
 OWNED BY EACH
REPORTING PERSON     -----------------------------------------------------------
     WITH                9    SOLE DISPOSITIVE POWER

                              0
                     -----------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [_]

--------------------------------------------------------------------------------
     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%
--------------------------------------------------------------------------------
     14   TYPE OF REPORTING PERSON*

          OO (Limited Liability Company)
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

         This Amendment No. 1 (the "Amendment") to the Schedule 13D is being filed on behalf of the undersigned Reporting Persons to amend the Schedule 13D filed with the Securities and Exchange Commission (the "Commission") on September 3, 2002 (the "Schedule 13D"), relating to the common stock, par value $.01 per share (the "Common Stock"), of URS Corporation, a Delaware corporation ("URS"), which has its principal executive offices at 100 California Street, Suite 500, San Francisco, California 94111. Unless otherwise indicated, all capitalized terms used herein but not defined herein shall have the same meanings set forth in the Schedule 13D.

Item 1.  Security and Issuer.

        No change.

Item 2.  Identity and Background.

        No change.

Item 3.  Source and Amount of Funds or Other Consideration.

        No change.

Item 4.  Purpose of Transaction.

        No change.

Item 5.  Interest in Securities of the Issuer.

        Item 5 to the Schedule 13D is hereby amended and restated as follows:

        (a) The Reporting Persons no longer beneficially own any shares of Common Stock.

        (b) No change.

        (c) On September, 30 2003, the Reporting Persons sold 7,064,033 shares of Common Stock for a purchase price of $18.3837 per share. The sale of these shares, which represented all of the shares of Common Stock beneficially owned by the Reporting Persons, was effected by Holdings LLC, Carlyle LLC and U.S. Bank Trust N.A. (on behalf of the escrow agent for 450,776 of the shares). The shares were sold in accordance with the plan of distribution set forth in the prospectus supplement to the prospectus included in URS's shelf registration statement on Form S-3 pursuant to Rule 415 of the Securities Act of 1933, as amended.

        (d) Not applicable.

        (e) Not applicable.

Item 6. Contracts, Arrangements, Understandings, or Relationships with Respect to Securities of the Issuer.

                                                                   Page 24 of 29
         No change.

Item 7.  Material to be Filed as Exhibits.

Exhibit A:  Joint Filing Agreement, dated October 2, 2003.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  October 2, 2003

                                  TCG HOLDINGS, L.L.C.

                                  By:  /s/ Joseph E. Lipscomb
                                       -----------------------------------------
                                       Joseph E. Lipscomb, Managing Director


                                  TC GROUP, L.L.C.

                                  By:  TCG Holdings, L.L.C., its Managing
                                       Member

                                  By:  /s/ Joseph E. Lipscomb
                                       -----------------------------------------
                                       Joseph E. Lipscomb, Managing Director


                                  CARLYLE PARTNERS II, L.P.

                                  By:  TC Group II, L.L.C., its General Partner

                                  By:  TC Group, L.L.C., its Managing Member

                                  By:  TCG Holdings, L.L.C., its Managing Member

                                  By:  /s/ Joseph E. Lipscomb
                                       -----------------------------------------
                                       Joseph E. Lipscomb, Managing Director


                                  CARLYLE SBC PARTNERS II, L.P.

                                  By:  TC Group II, L.L.C., its General Partner

                                  By:  TC Group, L.L.C., its General Partner

                                  By:  TCG Holdings, L.L.C., its Managing Member

                                  By:  /s/ Joseph E. Lipscomb
                                       -----------------------------------------
                                       Joseph E. Lipscomb, Managing Director


                                  STATE BOARD OF ADMINISTRATION OF FLORIDA

                                  separate account maintained pursuant to an Investment Management Agreement dated as of September 6, 1996 between the State Board of Administration of Florida, Carlyle Investment Group, L.P. and Carlyle Investment Management, L.L.C.

                                  By:  Carlyle Investment Management, L.L.C.,
                                       as Investment Manager

                                  By:  /s/ Allan M. Holt
                                       -----------------------------------------
                                       Allan M. Holt, Managing Director


                                  CARLYLE INVESTMENT GROUP, L.P.


                                  By:  TC Group, L.L.C., its General Partner

                                  By:  TCG Holdings, L.L.C., its Managing Member

                                  By:  /s/ Joseph E. Lipscomb
                                       -----------------------------------------
                                       Joseph E. Lipscomb, Managing Director


                                  CARLYLE INTERNATIONAL PARTNERS II, L.P.

                                  By:  TC Group II, L.L.C., its General Partner

                                  By:  TC Group, L.L.C., its General Partner

                                  By:  TCG Holdings, L.L.C., its Managing Member

                                  By:  /s/ Joseph E. Lipscomb
                                       -----------------------------------------
                                       Joseph E. Lipscomb, Managing Director


                                  CARLYLE INTERNATIONAL PARTNERS III, L.P.

                                  By:  TC Group II, L.L.C., its General Partner

                                  By:  TC Group, L.L.C., its General Partner

                                  By:  TCG Holdings, L.L.C., its Managing Member

                                  By:  /s/ Joseph E. Lipscomb
                                       -----------------------------------------
                                       Joseph E. Lipscomb, Managing Director


                                  C/S INTERNATIONAL PARTNERS

                                  By:  TC Group II, L.L.C., its General Partner

                                  By:  TC Group, L.L.C., its General Partner

                                By:  TCG Holdings, L.L.C., its Managing Member

                                By:  /s/ Joseph E. Lipscomb
                                     -------------------------------------------
                                     Joseph E. Lipscomb, Managing Director


                                CARLYLE-EG&G PARTNERS, L.P.

                                By:  TC Group, L.L.C., its General Partner

                                By:  TCG Holdings, L.L.C., its Managing Member

                                By:  /s/ Joseph E. Lipscomb
                                     -------------------------------------------
                                     Joseph E. Lipscomb, Managing Director


                                CARLYLE-EG&G INTERNATIONAL PARTNERS, L.P.

                                By:  TC Group, L.L.C., its General Partner

                                By:  TCG Holdings, L.L.C., its Managing Member

                                By:  /s/ Joseph E. Lipscomb
                                     -------------------------------------------
                                     Joseph E. Lipscomb, Managing Director


                                CARLYLE HIGH YIELD PARTNERS, L.P.

                                By:  TCG High Yield, L.L.C., its General Partner

                                By:  TCG High Yield Holdings, L.L.C., its
                                     Managing Member

                                By:  TC Group, L.L.C., its Managing Member

                                By:  TCG Holdings, L.L.C., its Managing Member

                                By:  /s/ Joseph E. Lipscomb
                                     -------------------------------------------
                                     Joseph E. Lipscomb, Managing Director


                                CARLYLE-EG&G PARTNERS II, L.P.

                                By:  TC Group, L.L.C., its General Partner

                                By:  TCG Holdings, L.L.C., its Managing Member

                                By:  /s/ Joseph E. Lipscomb
                                     -------------------------------------------
                                     Joseph E. Lipscomb, Managing Director

                                CARLYLE-LSS PARTNERS, L.P.

                                By:  TC Group, L.L.C., its General Partner

                                By:  TCG Holdings, L.L.C., its Managing Member

                                By:  /s/ Joseph E. Lipscomb
                                     -------------------------------------------
                                     Joseph E. Lipscomb, Managing Director


                                CARLYLE-LSS INTERNATIONAL PARTNERS, L.P.

                                By:  TC Group, L.L.C., its General Partner

                                By:  TCG Holdings, L.L.C., its Managing Member

                                By:  /s/ Joseph E. Lipscomb
                                     -------------------------------------------
                                     Joseph E. Lipscomb, Managing Director


                                TCG HIGH YIELD, L.L.C.

                                By:  TCG High Yield Holdings, L.L.C., its
                                     Managing Member

                                By:  TC Group, L.L.C., its Managing Member

                                By:  TCG Holdings, L.L.C., its Managing Member

                                By:  /s/ Joseph E. Lipscomb
                                     -------------------------------------------
                                     Joseph E. Lipscomb, Managing Director


                                TCG HIGH YIELD HOLDINGS, L.L.C.

                                By:  TC Group, L.L.C., its Managing Member

                                By:  TCG Holdings, L.L.C., its Managing Member

                                By:  /s/ Joseph E. Lipscomb
                                     -------------------------------------------
                                     Joseph E. Lipscomb, Managing Director


                                CARLYLE INVESTMENT MANAGEMENT, L.L.C.

                                By:  /s/ Allan M. Holt
                                     -------------------------------------------
                                     Allan M. Holt, Managing Director

                                 TC GROUP II, L.L.C.

                                 By: TC Group, L.L.C., its Managing Member

                                 By: TCG Holdings, L.L.C., its Managing Member

                                 By: /s/ Joseph E. Lipscomb
                                     -------------------------------------------
                                     Joseph E. Lipscomb, Managing Director


                                 CARLYLE-EG&G, L.L.C.

                                 By: /s/ Allan M. Holt
                                     -------------------------------------------
                                     Allan M. Holt, Chairman


                                 EG&G TECHNICAL SERVICES HOLDINGS, L.L.C.

                                 By: /s/ Joseph E. Lipscomb
                                     -------------------------------------------
                                     Joseph E. Lipscomb, Vice President